Exhibit 10.14

China Teletech Limited

and

Zhao Yuan

China Teletech Limited
Loan Agreement

Loan Agreement

This agreement is made on the _____________day of _____________ in China

BETWEEN

(1)	China Teletech Limited，a BVI company with register address in P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands（ “CTL”）；
(2)	Zhao Yuan (Holder of the PRC passport number G34862025), a PRC national residing at 904, Block C, 149 Fengyuan Road, Guangzhou, China, 510130（Mr. Zhao）.

(In the following text, either party of CTL or Shanghai Classic will be called as “One Party”, and both parties will be called as “Both Parties”）

Whereas：
(1)	Mr. Zhao and Mr. Liu Dong need capital to do business of investment in China;
(2)	CTL agrees to loan and Mr. Zhao agrees to borrow the capital mentioned above according to the terms of this agreement.

Under the basis of fair, equality, Both Parties agreed as follows:

1.	Definitions

1.1	The following terms shall have the following meanings, unless there are additional provisions in this agreement:

“This agreement”	Means the agreement and its exhibits, attachments, amendments and abalienating (if any).
“Loan”	shall have the meaning set forth in Section 2.1
“Outstanding amount”	The unpaid portion of the loan
“Tax fees”	Including any scot, fees, custom, or other similar charging(including but not limited to the late fees result from unpaid or delaying tax fees)
“Chinese operating company”
Means “Shenzhen Rongxin Investment Company Limited”， a company incorporated in China Shenzhen with good standing (“the compnay”). It locates at  RoomA,20/F, International Trade Residential and commercial Building, Nanhu Road, Shenzhen China, with register number of 440301102999655.

“Expired date of redemption notice.”	shall have the meaning set forth in Section 5.4
“Business date”	The business day of banks in China is usually except Saturday.
“RMB”	The legal Currency used in China
“Chinese law”
Means the effective Chinese constitution, law, administrative law, local regulation, rules from ministries and commissions of State Department, local government rules and documents with legal force.(including explanations made by the entitled agencies)

“%”	Percentage.

1.2	Conditions mentioned in this agreement are the terms of this agreement; Sections mentioned in this agreement means the sections appeared in this agreement.

1.3
The singular words in this agreement include plural words, vice versa. The words with gender or neutral include all gender. The mention to “person”, “third party”, “third person” shall include natural person, a corporate body or non-corporate entity( other organizations), including government agents.

1.4
In this agreement, unless there are other provision , otherwise, the mention of“date”or”day”means the calendar day that one year consists 365 or 366 calendar days, including legal holiday, and weekends.

1.5	Unless there are other provision, otherwise, “atction” includes do or undo.

1.6	The caption and index of this agreement are for reference purpose, and will not affect any interpretation of this agreement.

1.7	The reference of legal terms, including the amended or renewed terms, and any criteria regulations that are made at the base of these terms.

2.	Loan and drawing of the loan

2.1	CTL should give a loan of RMB4,900,000 to Mr. Zhao according to the terms and conditions of this agreement.

2.2
From the effective date of this agreement, Mr. Zhao can draw the loan by one time or by several times. The purpose and usages of the load is stipulated in Section 3. Mr. Zhao can instruct CTL in written to wire partial or all loan into the account of the Chinese operating company. CTL has the option to choose either way above to give out the loan. Agreed by both parties, Mr. Zhao will be treated as he draws the relative loan if CTL directly wires the relative loan into the account of the Chinese operating company according to the instruction of Mr. Zhao.

3.	Usage of the Loan.

The loan can only be used in assisting Mr. Zhao dong to invest in the Chinese operating company(“Shenzhen Rongxin”) with Mr. Liu.  Mr. Zhao will hold 49% of “Shenzhen Rongxin”. Mr. Zhao shall not use the loan in other purpose without prior written agreement from CTL.

4.	Interest.

The loan in this agreement has no interest. Mr. Zhao does’t have to pay any interest for the principal of RMB 4,900,000, unless there are other provisions in section 5.4.

5.	Redemption.

5.1
CTL can send a Redemption notice to Mr. Zhao in advance of 30 days any time in its free direction to require redemption of partial or the whole loan. Mr. Zhao should made the redemption according to Section 5.3 of this agreement.

5.2
Mr. Zhao shall not initiatively require repaying partial or the whole loan in advance at any time, unless Mr. Zhao receives a Redemption notice form CTL or there being additional regulations in Section 5.5.

5.3	The loan shall be paid by cash or other forms approved by the board of directors of CTL, within 30 days from the redemption notice date.
5.4
If Mr. Zhao fails to make the redemption amount within five working days after the expired redemption date, it will trigger an interest counted by the short term business loan interest publicized by Chinese banks, plus 1% annual interest rates.

5.5   When Mr. Zhao transfers all his shares in Shenzhen Rongxin according to CTL’s requirements, it should be treated that Mr. Zhao has fulfilled his liabilities to pay off all loans in this agreement. Under this situation, CTL and Mr. Zhao will not have to make any compensation to each other for the different amount between the equity value and the loan, or other redemption amounts under this agreement, unless there are additional regulations in other legal instruments signed by CTL and Mr. Zhao.

6.	Certificate of debt and account record

Both parties should keep certificates of the loan and the records of the redemptions of loan. These certificates or account records will be the initial proofs of existence of the liabilities of both parties and relative amounts in any disputes, action or proceedings arouse by this agreement.

7.	Liabilities of violations.

7.1
The party in breach under this agreement should bear the responsibilities of violations by, including but not limited to actual performance, adoption of remedial measures or compensations, with the premise of not affecting the other party’s rights under this agreement.

7.2
The termination or release of this agreement doesn’t affect the debt on or before the date of termination or release of the agreement. And it doesn’t affect the right of any party to seek the liabilities for breaching of this agreement against the party in breach before the termination or release of the agreement.

8.	Validity and termination.

8.1	This agreement shall be valid upon the executions by both Parties or authorized representatives by both sides on the written day above.
8.2	This agreement will come to an end when Mr. Zhao pays off the loan in this agreement.

9.	Tax and fees.

9.1
Regarding to negotiation, drafting and completion of the agreement and other expected events, both Parties should bear the relative legal fees, financing, commercial and other expense and cost aroused by this agreement respectively.

9.2	Any tax aroused by this agreement and required by Chinese Law shall be at the cost of CTL.

10.	Notice.

10.1
Any notice required under this agreement shall be given in writing and shall be given by personal delivery to the party to be notified or by deposit with the relevant post office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by five (5) days’ advance written notice to the other parties. If the notice is sent by fax, the fax number is indicated below:

Parties	Name and address of process agent

China Teletech	Address:RoomA,20/F, International Trade Residential and commercial Building, Nanhu Road, Shenzhen China 518002

Attn : Liu Dong

Nominee 2	Address:RoomA,20/F, International Trade Residential and commercial Building, Nanhu Road, Shenzhen China 518002

Zhao Yuan	Attn : Zhao Yuan

10.2
In order to avoid any misunderstandings, the notice shall be deemed effectively given upon 1) personal delivery to the party to be notified; 2) receipt of the answer code of the fax; the original notice shall be delivered by courier or mailing 3) 48 hours (or 10days, if the address is oversea) after the express delivery or mailing by prepaid registered or certified mail. The finish of delivery can be proved when the notice has appropriate addressed, delivered or sent.

11.	Transfer.

11.1
Mr. Zhao confirms hereby: CTL has the right to transfer part or all of the rights/ obligations under this agreement by its own judgment, not having to obtain written approval from Mr. Zhao. But CTL should inform Mr. Zhao the fact of transfer within a reasonable period after the complete of the transfer.

11.2	Mr. Zhao shall not transfer part or all of the rights/ obligations under this agreement without the prior written permit from CTL.

12.	Applicable law and governance.

12.1	This agreement shall be governed by and construed in all respects in accordance with the laws of PRC.
12.2
The parties hereby irrevocably acknowledge: all disputes aroused by this agreement shall be settled under the table firstly. If the parities failed to settle the dispute, they should submit such disputes to China International Economic and Trade Arbitration Commission. The arbitration of the disputes is final and bound over to both parties, and can be executed by any jurisdiction of courts or enforce agents.

13.	General regulations.

13.1
CTL and Mr. Zhao agree to complete, execute, deliver and fulfill this agreement and ensure relative parties to complete, execute, deliver and fulfill any reasonable required actions, execution of documents or submit of information from any party to make the expected arrangements under this agreement go smoothly.

13.2	The time should be an important factor of this agreement.
13.3
Any content in this Agreement shall not be considered that both parties are in a partnership or any of one party is another party’s agent, any one party is not granted the rights to set obligation against the other party.

13.4
Any changes, supplements, amendments (including but not limit to the change, supplements, amendment according to the advice from Chinese government) will be invalid without signed written approvals from both parities.

13.5
This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and will take place of all prior negotiations, writings and understandings relating to the subject matter of this Agreement.

13.6
Any one party grants to the other party of ceasing to execute, forgiving or not able to execute certain rights will not decrease, waive off or limit the other party’s rights as defined in this Agreement and its right to pursue.  The Keeper waive off the breaking obligation of the Breaker, shall not be considered as waiving off final compensation right against the Breaker.  If partially or individually executing any rights in accordance with this Agreement, It will not take any effect of this Party to further execute the rights or execute other rights.

13.7
The right, interest and/or claims authorized or included by this agreement can be accumulative and repeat. Any party can execute the right, interest and/or claims authorized or included by this agreement, as well as any right, interest and/or claims of any applicable law.

13.8 On the premise of the capacity of applicable law, the terms which are declared invalid, illegal, or can not be implemented by authorized justice agent, can be deleted from this agreement any time, and will not affect the validity, legality, enforcement of other terms of this agreement.

13.9
This agreement has legal binding to both parties and their inheritors, and /or approved assignees respectively, no mater whether the two parties and their inheritors, and /or approved assignees change their names, organizing forms or natures or job positions, etc.

13.10	This agreement is in Chinese, and singed in three copies with equal legal power.
13.11
The two parties can sign this agreement simultaneously or respectively (only applicable on the occasion of executing through fax or mailing), and signed agreement will be treated valid by either way. This agreement shall take effective upon executions of the two parties or their authorized representatives. The signed agreement from each party respectively will jointly become a complete agreement of this Agreement.

(No contents follow)

（Signatures）

This agreement is executed by the two parties or their authorized representatives on the date written above.

Zhao Yuan
On behalf of China Teletech Limited
Zhao Yuan /s/

Zhao Yuan
Zhao Yuan /s/

Exhibit 1

Company name：                                           Shenzhen Rongxin Investment Company Limited

Registered capital：                                                      RMB10,000,000

Shareholder：Name	paid capital amout	percentage of equity interes
Liu Dong	RMB 5,100,000	51％
Zhao Yuan	RMB 4,900,000	49％
Total	RMB 10,000,000	100%